Exhibit 99.1

NEWS RELEASE

Media Contact:	Linda Pazin
Sempra Energy
(877) 340-8875
media@sempra.com

Financial Contact:	Lindsay Gartner
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY REPORTS
THIRD-QUARTER 2020 EARNINGS RESULTS

•GAAP and Adjusted EPS Guidance Expected at High End of 2020 Range
•Cameron LNG Phase 1 Achieves Full Commercial Operations
•Oncor Announces Higher Five-Year Capital Plan of $12.2 Billion
•Sempra Recognized Nationally for High-Performance Culture

SAN DIEGO, Nov. 5, 2020 – Sempra Energy (NYSE: SRE) today reported third-quarter 2020 earnings of $351 million, or $1.21 per diluted share, compared to third-quarter 2019 earnings of $813 million, or $2.84 per diluted share. On an adjusted basis, the company’s third-quarter 2020 earnings were $380 million, or $1.31 per diluted share, compared to $425 million, or $1.50 per diluted share, in the third quarter of 2019. Sempra Energy's earnings for the first nine months of 2020 were $3.35 billion, or $11.43 per diluted share, compared with earnings of $1.61 billion, or $5.74 per diluted share, in the first nine months of 2019. Adjusted earnings for the first nine months of 2020 were $1.8 billion, or $6.10 per diluted share, compared to $1.46 billion, or $5.23 per diluted share, in the first nine months of 2019.

# Q3 2020 Financial Results

**GAAP Earnings**
$351 million

**GAAP Earnings per Common Share (EPS)**
$1.21 per diluted share

**Adjusted Earnings***
$380 million

**Adjusted EPS***
$1.31 per diluted share

*Adjusted Earnings and Adjusted EPS are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable GAAP financial measures, refer to Table A in this press release.

# U.S. Utility Infrastructure Highlights

- Oncor announces higher five-year capital plan of $12.2 billion*
- Sempra continues to execute on record utility-centered capital plan

*Actual amounts expended will depend on a number of factors and may differ materially from the amounts reflected in the capital plan. Represents 100% of Oncor's forecasted capital expenditures.

- SDG&E launched sustainability strategy, with commitment to placing two green hydrogen projects into service by 2022
- SoCalGas announced participation in three projects, with funding by the Dept. of Energy, to advance cleaner automotive transportation technologies

# North American Infrastructure Highlights

- Cameron LNG Phase 1 achieves commercial operations, starting full run-rate earnings and cash flows
- Energía Costa Azul Phase 1 expected to reach final investment decision in Q4 2020, subject to Mexican export permit*
- IEnova advanced construction on Gulf of Mexico network of fuel terminals, including one of the largest refined products storage terminals in Mexico*
- DOE extends export authorizations for Port Arthur LNG Phase 1 through 2050*

* The ability to successfully complete major construction projects is subject to a number of risks and uncertainties, including uncertainty relating to disruptions caused by the COVID-19 pandemic. Please also refer to "Risk Factors" and "Capital Resources and Liquidity" in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for a description of the risks and other factors associated with project development, construction and other opportunities.

LNG

# High-Performance Culture

Sempra's vision, mission and values reflect a strong commitment to high performance with a focus on People | Priorities | Culture.

VISION
Delivering energy with purpose
MISSION
To be North America's premier energy infrastructure company
VALUES
Do the Right Thing
Champion People
Shape the Future
HIGH-PERFORMANCE PLATFORM

# Recent Company Recognitions

We are committed to creating long-term value by managing environmental, social and governance risks and opportunities, which includes a focus on our high-performance culture.

**Forbes JUST 100 list for "doing right" by all stakeholders**

**National Association of Corporate Directors' NXT Award for excellence in diversity and inclusion**

**National Organization on Disability's 2020 Leading Disability Employer**

“We are excited to advance our leadership position in the most attractive markets in North America – California, Texas, Mexico and the LNG export market – with an unrelenting commitment to safety and operational excellence. Our investments in critical new energy infrastructure support economic prosperity, community wellbeing and the energy transition,” said Jeffrey W. Martin, chairman and CEO of Sempra Energy. “Our strategy of investing in a high-growth infrastructure platform supports long-term, stable cash flows, attractive economic returns and improved earnings visibility.”
The reported financial results reflect certain significant items as described on an after-tax basis in the following table of GAAP earnings, reconciled to adjusted earnings, for the third quarter and first nine months of 2020 and 2019.

	Three months ended September 30,		Nine months ended September 30,
(Dollars, except EPS, and shares, in millions)	2020	2019	2020	2019
	(Unaudited)
GAAP Earnings	$351	$813	$3,350	$1,608
Loss (Gain) on Sale of South American Businesses	7	—	(1,747)	—
Losses from Investment in RBS Sempra Commodities LLP	—	—	100	—
Impacts Associated with Aliso Canyon Litigation and Regulatory Matters	22	—	94	—
Tax Impacts from Holding the South American Businesses for Sale	—	(192)	—	(99)
Gain on Sale of U.S. Wind Assets	—	—	—	(45)
SDG&E Retroactive Impact of 2019 GRC FD for first half of 2019	—	(66)
SoCalGas Retroactive Impact of 2019 GRC FD for first half of 2019	—	(130)
Adjusted Earnings(1)	$380	$425	$1,797	$1,464

GAAP Diluted Weighted-Average Common Shares Outstanding	291	296	293	280
GAAP Earnings Per Diluted Common Share(2)	$1.21	$2.84	$11.43	$5.74

Adjusted Diluted Weighted-Average Common Shares Outstanding(1)	291	283	307	280
Adjusted Earnings Per Diluted Common Share(1),(3)	$1.31	$1.50	$6.10	$5.23

1) Represents a non-GAAP financial measure. See Table A for information regarding non-GAAP financial measures.
2) To calculate Q3-2019 GAAP EPS, preferred dividends of $26 million are added back to GAAP Earnings because of the dilutive effect of Series A mandatory convertible preferred stock.
3) To calculate YTD-2020 Adjusted EPS, preferred dividends of $78 million are added back to Adjusted Earnings because of the dilutive effect of Series A mandatory convertible preferred stock.

Advancing Critical Energy Infrastructure in North America
In August, Phase 1 of the Cameron LNG export facility in Hackberry, Louisiana, reached full commercial operations under Cameron LNG’s tolling agreements. This marked the start of full run-rate earnings and cash flows. Sempra Energy’s share of full run-rate earnings from the Phase 1 project is expected to be between $400 million and $450 million annually, with no commodity or volumetric exposure. Due to the structure of the tolling agreements at Cameron LNG, Sempra Energy does not expect any earnings impact as a result of the recent outages due to Hurricanes Laura and Delta on the U.S. Gulf Coast.
Sempra Energy continues to work closely with local authorities as well as the highest levels of the Mexican government to advance the export permit process for Energía Costa Azul (ECA) LNG Phase 1. The company expects to reach a final investment decision in the fourth quarter of 2020.

Phase 1 of ECA LNG’s project is planned to be built and operated by Sempra LNG and Infraestructura Energética Nova, S.A.B. de C.V. (IEnova), Sempra Energy’s subsidiary in Mexico, as a single-train liquefaction facility. Last year, ECA LNG received authorization from the U.S. Department of Energy to export U.S.-produced natural gas to Mexico and to re-export liquefied natural gas (LNG) to countries that do not have a free-trade agreement with the U.S.
ECA LNG has successfully secured definitive 20-year sale-and-purchase agreements with Mitsui & Co., Ltd. and an affiliate of Total SE for the purchase of approximately 2.5 Mtpa of LNG from Phase 1 of the project.
In another development, the U.S. Department of Energy extended the terms of the export authorizations for Phase 1 of the proposed Port Arthur LNG export project through Dec. 31, 2050.
Additionally, IEnova is advancing construction of its Gulf of Mexico network of fuel terminals. All three terminals are backed by take-or-pay contracts with Valero Energy Corp. and, once completed, should contribute nearly 3.4 million barrels of combined refined products storage capacity, while improving Mexico’s energy security. Notably, the Veracruz terminal is situated in the largest Mexican port on the Gulf Coast and is expected to be one of the largest terminals in Mexico.

Executing Capital Plans and Driving Sustainability at U.S. Utilities
Oncor Electric Delivery Company LLC (Oncor) today announced its 2021-2025 capital plan of $12.2 billion. This is a $300 million increase over Oncor’s previous 2020-2024 capital plan and is a result of new growth capital required across the system, increased maintenance on the transmission system, including investments to enhance the safety and reliability of service, and continued investment in technology and innovation. Additionally, Oncor recently issued its inaugural sustainable bond with proceeds expected to finance or refinance expenditures with minority- and women-owned business suppliers.
San Diego Gas & Electric Co. (SDG&E) and Southern California Gas Co. (SoCalGas) continue to execute on their record five-year capital investment plans. These plans are centered on enhancing safety, improving system reliability, and reducing energy-related emissions. Further, SDG&E has announced a new sustainability strategy that includes a commitment to place two green hydrogen projects into service by 2022, aiming to offer long-duration energy storage, increased system resiliency and reduced carbon intensity. In addition, SoCalGas has announced its participation in three research and development projects that are designed to advance fuel cell technology for trucking and transit and near-zero emissions natural gas technology for rail locomotives.

Investing in a High-Performing Culture
Sempra Energy is committed to creating long-term value by managing environmental, social and governance risks and opportunities. The company has a long-standing history of prioritizing diversity and inclusion to advance its high-performance culture and is continuing to build upon those efforts.
Last month, Sempra Energy received three awards recognizing its leadership position in diversity, inclusion and sustainability. Forbes and JUST Capital named Sempra Energy to the Forbes JUST 100 list, which is intended to recognize companies that are doing right by all their stakeholders, including employees, customers, communities, the environment and shareholders.

Additionally, Sempra Energy received the National Association of Corporate Directors' NXT Award, recognizing boards for their excellence in utilizing diversity and inclusion as a strategy for building long-term value for their companies. The National Organization on Disability also recently recognized Sempra Energy as a 2020 Leading Disability Employer for adopting exemplary employment practices for people with disabilities.

Earnings Guidance
As a result of the company’s strong execution and financial results, Sempra Energy is reaffirming and guiding to the high end of both its full-year 2020 GAAP earnings-per-common-share (EPS) guidance range of $12.50 to $13.10 and adjusted EPS guidance range of $7.20 to $7.80. Additionally, Sempra Energy is reaffirming its full-year 2021 EPS guidance range of $7.50 to $8.10.

Non-GAAP Financial Measures
Non-GAAP financial measures include Sempra Energy’s adjusted earnings and adjusted EPS for the third quarters and first nine months of 2020 and 2019, adjusted diluted weighted-average common shares outstanding for the first nine months of 2020 and third quarter of 2019, and full-year 2020 adjusted EPS guidance range. See Table A for additional information regarding these non-GAAP financial measures.

Internet Broadcast
Sempra Energy will broadcast a live discussion of its earnings results over the Internet today at 12 p.m. ET with senior management of the company. Access is available by logging onto the website at www.sempra.com. For those unable to log on to the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 8857186.

About Sempra Energy
Sempra Energy's mission is to be North America's premier energy infrastructure company. With more than $60 billion in total assets at the end of 2019, the San Diego-based company is the utility holding company with the largest U.S. customer base. The Sempra Energy companies' more than 18,000 employees deliver energy with purpose to over 35 million consumers. The company is focused on the most attractive markets in North America, including California, Texas, Mexico and the LNG export market. Sempra Energy has been consistently recognized for its leadership in sustainability, and diversity and inclusion, and is a member of the S&P 500 Utilities Index and the Dow Jones Utility Index. The company was also named one of the "World's Most Admired Companies" for 2020 by Fortune Magazine.

###

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on assumptions with respect to the future, involve risks and uncertainties, and are not guarantees. Future results may differ materially from those expressed in the forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this press release. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or other factors.

In this press release, forward-looking statements can be identified by words such as "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," "should," "could," "would," "will," "confident," "may," "can," "potential," "possible," "proposed," "target," "pursue," "outlook," "maintain," or similar expressions, or when we discuss our guidance, strategy, goals, vision, mission, opportunities, projections or intentions.

Factors, among others, that could cause our actual results and future actions to differ materially from those described in any forward-looking statements include risks and uncertainties relating to: California wildfires, including the risk that we may be found liable for damages regardless of fault and the risk that we may not be able to recover any such costs from insurance, the wildfire fund established by California Assembly Bill 1054 or in rates from customers; decisions, investigations, regulations, issuances of permits and other authorizations, renewals of franchises, and other actions by (i) the Comisión Federal de Electricidad, California Public Utilities Commission (CPUC), U.S. Department of Energy, Public Utility Commission of Texas, and other regulatory and governmental bodies and (ii) states, counties, cities and other jurisdictions in the U.S., Mexico and other countries in which we operate or do business; the success of business development efforts, construction projects and major acquisitions and divestitures, including risks in (i) the ability to make a final investment decision, (ii) completing construction projects on schedule and budget, (iii) the ability to realize anticipated benefits from any of these efforts once completed, and (iv) obtaining the consent of partners; the impact of the COVID-19 pandemic on our (i) ability to commence and complete capital and other projects and obtain regulatory approvals, (ii) supply chain and current and prospective counterparties, contractors, customers, employees and partners, (iii) liquidity, resulting from bill payment challenges experienced by our customers, including in connection with a CPUC-ordered suspension of service disconnections, decreased stability and accessibility of the capital markets and other factors, and (iv) ability to sustain operations and satisfy compliance requirements due to social distancing measures or if employee absenteeism were to increase significantly; the resolution of civil and criminal litigation, regulatory inquiries, investigations and proceedings, and arbitrations; actions by credit rating agencies to downgrade our credit ratings or to place those ratings on negative outlook and our ability to borrow at favorable interest rates; moves to reduce or eliminate reliance on natural gas and the impact of the extreme volatility of oil prices on our businesses and development projects; weather, natural disasters, accidents, equipment failures, computer system outages and other events that disrupt our operations, damage our facilities and systems, cause the release of harmful materials, cause fires and subject us to liability for property damage or personal injuries, fines and penalties, some of which may not be covered by insurance (including costs in excess of applicable policy limits), may be disputed by insurers or may otherwise not be recoverable through regulatory mechanisms or may impact our ability to obtain satisfactory levels of affordable insurance; the availability of electric power and natural gas and natural gas storage capacity, including disruptions caused by failures in the transmission grid, limitations on the withdrawal of natural gas from storage facilities, and equipment failures; cybersecurity threats to the energy grid, storage and pipeline infrastructure, the information and systems used to operate our businesses, and the confidentiality of our proprietary information and the personal information of our customers and employees; expropriation of assets, the failure of foreign governments and state-owned entities to honor the terms of contracts, and property disputes; the impact at San Diego Gas & Electric Company (SDG&E) on competitive customer rates and reliability due to the growth in distributed and local power generation, including from departing retail load resulting from customers transferring to Direct Access, Community Choice Aggregation or other forms of distributed or local power generation, and the risk of nonrecovery for stranded assets and contractual obligations; Oncor Electric Delivery Company LLC's (Oncor) ability to eliminate or reduce its quarterly dividends due to regulatory and governance requirements and commitments, including by actions of Oncor's independent directors or a minority member director; volatility in foreign currency exchange, interest and inflation rates and commodity prices and our ability to effectively hedge the risk of such volatility; changes in tax and trade policies, laws and regulations, including tariffs and revisions to or replacement of international trade agreements, such as the United States-Mexico-Canada Agreement, that may increase our costs or impair our ability to resolve trade disputes; and other uncertainties, some of which may be difficult to predict and are beyond our control.

These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov, and on the company's website, www.sempra.com. Investors should not rely unduly on any forward-looking statements.

Sempra North American Infrastructure, Sempra LNG, Sempra Mexico, Sempra Texas Utilities, Oncor and Infraestructura Energética Nova, S.A.B. de C.V. (IEnova) are not the same companies as the California utilities, SDG&E or Southern California Gas Company, and Sempra North American Infrastructure, Sempra LNG, Sempra Mexico, Sempra Texas Utilities, Oncor and IEnova are not regulated by the CPUC.

SEMPRA ENERGY
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
(Dollars in millions, except per share amounts; shares in thousands)	2020	2019	2020	2019
	(unaudited)
REVENUES
Utilities	$2,301	$2,398	$7,199	$6,808
Energy-related businesses	343	360	1,000	1,078
Total revenues	2,644	2,758	8,199	7,886

EXPENSES AND OTHER INCOME
Utilities:
Cost of natural gas	(114)	(122)	(582)	(789)
Cost of electric fuel and purchased power	(429)	(410)	(918)	(929)
Energy-related businesses cost of sales	(90)	(94)	(200)	(265)
Operation and maintenance	(1,044)	(845)	(2,893)	(2,515)
Depreciation and amortization	(418)	(402)	(1,242)	(1,174)
Franchise fees and other taxes	(139)	(127)	(397)	(369)
Impairment losses	(1)	(43)	(1)	(43)
(Loss) gain on sale of assets	—	(3)	—	63
Other income (expense), net	29	(7)	(163)	103
Interest income	27	22	76	64
Interest expense	(264)	(279)	(818)	(797)
Income from continuing operations before income taxes and equity earnings	201	448	1,061	1,235
Income tax expense	(99)	(61)	(60)	(150)
Equity earnings	326	266	822	485
Income from continuing operations, net of income tax	428	653	1,823	1,570
(Loss) income from discontinued operations, net of income tax	(7)	256	1,850	292
Net income	421	909	3,673	1,862
Earnings attributable to noncontrolling interests	(22)	(60)	(201)	(146)
Preferred dividends	(48)	(36)	(121)	(107)
Preferred dividends of subsidiary	—	—	(1)	(1)
Earnings attributable to common shares	$351	$813	$3,350	$1,608

Basic earnings per common share (EPS):
Earnings	$1.21	$2.93	$11.48	$5.83
Weighted-average common shares outstanding	289,490	277,360	291,771	275,684

Diluted EPS:
Earnings	$1.21	$2.84	$11.43	$5.74
Weighted-average common shares outstanding	290,582	295,789	292,935	279,809

SEMPRA ENERGY
Table A (Continued)

RECONCILIATION OF SEMPRA ENERGY ADJUSTED EARNINGS TO SEMPRA ENERGY GAAP EARNINGS (Unaudited)
Sempra Energy Adjusted Earnings and Adjusted EPS exclude items (after the effects of income taxes and, if applicable, noncontrolling interests) in 2020 and 2019 as follows:
Three months ended September 30, 2020:
▪$(22) million from impacts associated with Aliso Canyon natural gas storage facility litigation and regulatory matters at Southern California Gas Company (SoCalGas)
▪$(7) million reduction to the gain on sale of our Chilean businesses as a result of post-closing adjustments
Three months ended September 30, 2019:
▪$196 million incremental revenue increases for the first six months of 2019 from the retroactive application of the final decision in the 2019 General Rate Case (GRC FD) at the California Utilities
Associated with holding the South American businesses for sale:
▪$192 million income tax benefit associated with outside basis differences in our South American businesses primarily related to a change in the anticipated structure of the sale of those businesses
Nine months ended September 30, 2020:
▪$(94) million from impacts associated with Aliso Canyon natural gas storage facility litigation and regulatory matters at SoCalGas
▪$(100) million equity losses at RBS Sempra Commodities LLP, which represent an estimate of our obligations to settle pending tax matters and related legal costs at our equity method investment at Parent and Other
▪$1,747 million gain on the sale of our South American businesses
Nine months ended September 30, 2019:
▪$45 million gain on the sale of certain Sempra Renewables assets
Associated with holding the South American businesses for sale:
▪$89 million income tax benefit from outside basis differences in our South American businesses primarily related to the change in our indefinite reinvestment assertion from our decision in January 2019 to hold those businesses for sale and a change in the anticipated structure of the sale
▪$10 million income tax benefit to reduce a valuation allowance against certain net operating loss (NOL) carryforwards as a result of our decision to sell our South American businesses
Sempra Energy Adjusted Earnings, Weighted-Average Common Shares Outstanding – Adjusted and Adjusted EPS are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States of America). Because of the significance and/or nature of the excluded items, management believes that these non-GAAP financial measures provide a meaningful comparison of the performance of Sempra Energy’s business operations to prior and future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy GAAP Earnings, Weighted-Average Common Shares Outstanding – GAAP and GAAP EPS, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

SEMPRA ENERGY
Table A (Continued)

	Pretax amount	Income tax (benefit) expense(1)	Earnings	Pretax amount	Income tax expense (benefit)(1)	Earnings
(Dollars in millions, except per share amounts; shares in thousands)	Three months ended September 30, 2020			Three months ended September 30, 2019
Sempra Energy GAAP Earnings			$351			$813
Excluded items:
Impacts associated with Aliso Canyon litigation and regulatory matters	$27	$(5)	22	$—	$—	—
Reduction to gain on sale of Chilean businesses	16	(9)	7	—	—	—
SDG&E retroactive impact of 2019 GRC FD for first half of 2019	—	—	—	(92)	26	(66)
SoCalGas retroactive impact of 2019 GRC FD for first half of 2019	—	—	—	(181)	51	(130)
Associated with holding the South American businesses for sale:
Change in indefinite reinvestment assertion of basis differences and structure of sale of discontinued operations	—	—	—	—	(192)	(192)
Sempra Energy Adjusted Earnings			$380			$425

Diluted EPS:
Sempra Energy GAAP Earnings			$351			$813
Add back dividends for dilutive series A preferred stock			—			26
Sempra Energy GAAP Earnings for GAAP EPS			$351			$839
Weighted-average common shares outstanding, diluted – GAAP			290,582			295,789
Sempra Energy GAAP EPS			$1.21			$2.84

Sempra Energy Adjusted Earnings for Adjusted EPS			$380			$425
Weighted-average common shares outstanding, diluted – Adjusted(2)			290,582			282,551
Sempra Energy Adjusted EPS			$1.31			$1.50

	Nine months ended September 30, 2020			Nine months ended September 30, 2019
Sempra Energy GAAP Earnings			$3,350			$1,608
Excluded items:
Impacts associated with Aliso Canyon litigation and regulatory matters	$127	$(33)	94	$—	$—	—
Losses from investment in RBS Sempra Commodities LLP	100	—	100	—	—	—
Gain on sale of South American businesses	(2,899)	1,152	(1,747)	—	—	—
Gain on sale of certain Sempra Renewables assets	—	—	—	(61)	16	(45)
Associated with holding the South American businesses for sale:
Change in indefinite reinvestment assertion of basis differences and structure of sale of discontinued operations	—	—	—	—	(89)	(89)
Reduction in tax valuation allowance against certain NOL carryforwards	—	—	—	—	(10)	(10)
Sempra Energy Adjusted Earnings			$1,797			$1,464

Diluted EPS:
Sempra Energy GAAP Earnings			$3,350			$1,608
Weighted-average common shares outstanding, diluted – GAAP			292,935			279,809
Sempra Energy GAAP EPS			$11.43			$5.74

Sempra Energy Adjusted Earnings			$1,797			$1,464
Add back dividends for dilutive series A preferred stock			78			—
Sempra Energy Adjusted Earnings for Adjusted EPS			$1,875			$1,464
Weighted-average common shares outstanding, diluted – Adjusted(3)			307,405			279,809
Sempra Energy Adjusted EPS			$6.10			$5.23

(1)     Except for adjustments that are solely income tax and tax related to outside basis differences, income taxes were primarily calculated based on applicable statutory tax rates. We did not record an income tax benefit for the equity losses from our investment in RBS Sempra Commodities LLP because, even though a portion of the liabilities may be deductible under United Kingdom tax law, it is not probable that the deduction will reduce United Kingdom taxes.
(2)     In the three months ended September 30, 2019, because the assumed conversion of the series A preferred stock is antidilutive for Adjusted Earnings, 13,238 series A preferred stock shares are excluded from the denominator used to calculate Adjusted EPS.
(3)     In the nine months ended September 30, 2020, because the assumed conversion of the series A preferred stock is dilutive for Adjusted Earnings, 14,470 series A preferred stock shares are added back to the denominator used to calculate Adjusted EPS.

SEMPRA ENERGY
Table A (Continued)

RECONCILIATION OF SEMPRA ENERGY 2020 ADJUSTED EPS GUIDANCE RANGE TO SEMPRA ENERGY 2020 GAAP EPS GUIDANCE RANGE (Unaudited)
Sempra Energy 2020 Adjusted EPS Guidance Range of $7.20 to $7.80 excludes items (after the effects of income taxes and, if applicable, noncontrolling interests) as follows:
▪$(94) million from impacts associated with Aliso Canyon natural gas storage facility litigation and regulatory matters at SoCalGas
▪$(100) million equity losses at RBS Sempra Commodities LLP, which represent an estimate of our obligations to settle pending tax matters and related legal costs at our equity method investment at Parent and Other
▪$1,747 million gain on the sale of our South American businesses
Sempra Energy 2020 Adjusted EPS Guidance is a non-GAAP financial measure. Because of the significance and/or nature of the excluded items, management believes that this non-GAAP financial measure provides a meaningful comparison of the performance of Sempra Energy's business operations to prior and future periods. Sempra Energy 2020 Adjusted EPS Guidance should not be considered an alternative to Sempra Energy 2020 GAAP EPS Guidance. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles Sempra Energy 2020 Adjusted EPS Guidance Range to Sempra Energy 2020 GAAP EPS Guidance Range, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP.

	Full-Year 2020
Sempra Energy GAAP EPS Guidance Range(1)	$12.50	to	$13.10
Excluded items:
Impacts associated with Aliso Canyon litigation and regulatory matters	0.32		0.32
Losses from investment in RBS Sempra Commodities LLP	0.34		0.34
Gain on sale of South American businesses	(5.96)		(5.96)
Sempra Energy Adjusted EPS Guidance Range	$7.20	to	$7.80
Weighted-average common shares outstanding, diluted (millions)(2)			293

(1)     Sempra Energy's prior GAAP EPS guidance range for full-year 2020 has been updated to reflect additional impacts associated with the Aliso Canyon natural gas storage facility litigation and regulatory matters, and post-closing adjustments with respect to the sale of our Chilean businesses.
(2)     Weighted-average common shares outstanding does not include the dilutive effect of mandatory convertible preferred stock, as they are assumed to be antidilutive for full-year 2020. If such mandatory convertible preferred stock were dilutive for the full year, the 2020 GAAP EPS Guidance Range would differ from the range presented above.

SEMPRA ENERGY
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)	September 30, 2020	December 31, 2019(1)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,515	$108
Restricted cash	28	31
Accounts receivable – trade, net	1,067	1,261
Accounts receivable – other, net	418	455
Due from unconsolidated affiliates	46	32
Income taxes receivable	152	112
Inventories	309	277
Regulatory assets	386	222
Greenhouse gas allowances	66	72
Assets held for sale in discontinued operations	—	445
Other current assets	407	324
Total current assets	6,394	3,339

Other assets:
Restricted cash	3	3
Due from unconsolidated affiliates	617	742
Regulatory assets	1,740	1,930
Nuclear decommissioning trusts	1,057	1,082
Investment in Oncor Holdings	11,962	11,519
Other investments	1,455	2,103
Goodwill	1,602	1,602
Other intangible assets	205	213
Dedicated assets in support of certain benefit plans	469	488
Insurance receivable for Aliso Canyon costs	504	339
Deferred income taxes	199	155
Greenhouse gas allowances	598	470
Right-of-use assets – operating leases	563	591
Wildfire fund	371	392
Assets held for sale in discontinued operations	—	3,513
Other long-term assets	699	732
Total other assets	22,044	25,874
Property, plant and equipment, net	38,784	36,452
Total assets	$67,222	$65,665
(1)    Derived from audited financial statements.

SEMPRA ENERGY
Table B (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)	September 30, 2020	December 31, 2019(1)
	(unaudited)
LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$772	$3,505
Accounts payable – trade	1,129	1,234
Accounts payable – other	163	179
Due to unconsolidated affiliates	6	5
Dividends and interest payable	563	515
Accrued compensation and benefits	412	476
Regulatory liabilities	373	319
Current portion of long-term debt and finance leases	2,890	1,526
Reserve for Aliso Canyon costs	268	9
Greenhouse gas obligations	66	72
Liabilities held for sale in discontinued operations	—	444
Other current liabilities	993	866
Total current liabilities	7,635	9,150

Long-term debt and finance leases	21,770	20,785

Deferred credits and other liabilities:
Due to unconsolidated affiliates	271	195
Pension and other postretirement benefit plan obligations, net of plan assets	999	1,067
Deferred income taxes	2,696	2,577
Deferred investment tax credits	22	21
Regulatory liabilities	3,410	3,741
Asset retirement obligations	2,961	2,923
Greenhouse gas obligations	456	301
Liabilities held for sale in discontinued operations	—	1,052
Deferred credits and other	2,146	2,048
Total deferred credits and other liabilities	12,961	13,925
Equity:
Sempra Energy shareholders’ equity	23,228	19,929
Preferred stock of subsidiary	20	20
Other noncontrolling interests	1,608	1,856
Total equity	24,856	21,805
Total liabilities and equity	$67,222	$65,665
(1)     Derived from audited financial statements.

SEMPRA ENERGY
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,
(Dollars in millions)	2020	2019
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,673	$1,862
Less: Income from discontinued operations, net of income tax	(1,850)	(292)
Income from continuing operations, net of income tax	1,823	1,570
Adjustments to reconcile net income to net cash provided by operating activities	692	741
Intercompany activities with discontinued operations, net	—	184
Net change in other working capital components	(137)	(200)
Distributions from investments	429	163
Insurance receivable for Aliso Canyon costs	(165)	107
Wildfire fund, current and noncurrent	—	(323)
Changes in other noncurrent assets and liabilities, net	38	(413)
Net cash provided by continuing operations	2,680	1,829
Net cash (used in) provided by discontinued operations	(1,051)	289
Net cash provided by operating activities	1,629	2,118

CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(3,313)	(2,590)
Expenditures for investments and acquisitions	(229)	(1,449)
Proceeds from sale of assets	22	899
Distributions from investments	761	9
Purchases of nuclear decommissioning trust assets	(1,091)	(728)
Proceeds from sales of nuclear decommissioning trust assets	1,091	728
Advances to unconsolidated affiliates	(32)	(16)
Repayments of advances to unconsolidated affiliates	7	12
Intercompany activities with discontinued operations, net	—	(257)
Other	13	16
Net cash used in continuing operations	(2,771)	(3,376)
Net cash provided by (used in) discontinued operations	5,186	(63)
Net cash provided by (used in) investing activities	2,415	(3,439)

CASH FLOWS FROM FINANCING ACTIVITIES
Common dividends paid	(872)	(734)
Preferred dividends paid	(107)	(107)
Issuances of preferred stock	890	—
Issuances of common stock	10	757
Repurchases of common stock	(565)	(23)
Issuances of debt (maturities greater than 90 days)	5,934	3,269
Payments on debt (maturities greater than 90 days) and finance leases	(4,387)	(2,500)
(Decrease) increase in short-term debt, net	(1,871)	888
Advances from unconsolidated affiliates	64	—
Purchases of noncontrolling interests	(178)	(30)
Contributions from noncontrolling interests, net of distributions	—	171
Intercompany activities with discontinued operations, net	—	(128)
Other	(29)	(37)
Net cash (used in) provided by continuing operations	(1,111)	1,526
Net cash provided by discontinued operations	401	49
Net cash (used in) provided by financing activities	(710)	1,575

Effect of exchange rate changes in continuing operations	(2)	—
Effect of exchange rate changes in discontinued operations	(3)	(3)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(5)	(3)

Increase in cash, cash equivalents and restricted cash, including discontinued operations	3,329	251
Cash, cash equivalents and restricted cash, including discontinued operations, January 1	217	246
Cash, cash equivalents and restricted cash, including discontinued operations, September 30	$3,546	$497

SEMPRA ENERGY
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES, INVESTMENTS AND ACQUISITIONS

	Three months ended September 30,		Nine months ended September 30,
(Dollars in millions)	2020	2019	2020	2019
	(unaudited)
Earnings (Losses) Attributable to Common Shares
SDG&E	$178	$263	$633	$582
SoCalGas	(24)	143	425	437
Sempra Texas Utilities	209	212	458	419
Sempra Mexico	50	84	302	214
Sempra Renewables	—	—	—	59
Sempra LNG	71	2	207	13
Parent and other	(126)	(139)	(515)	(383)
Discontinued operations	(7)	248	1,840	267
Total	$351	$813	$3,350	$1,608

	Three months ended September 30,		Nine months ended September 30,
(Dollars in millions)	2020	2019	2020	2019
	(unaudited)
Capital Expenditures, Investments and Acquisitions
SDG&E	$473	$363	$1,323	$1,071
SoCalGas	460	360	1,345	1,019
Sempra Texas Utilities	86	56	225	1,338
Sempra Mexico	122	178	443	420
Sempra Renewables	—	—	—	2
Sempra LNG	63	37	200	183
Parent and other	—	3	6	6
Total	$1,204	$997	$3,542	$4,039

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
UTILITIES
SDG&E and SoCalGas
Gas sales (Bcf)(1)	57	57	257	271
Transportation (Bcf)(1)	174	156	451	424
Total deliveries (Bcf)(1)	231	213	708	695

Total gas customer meters (thousands)			6,953	6,912

SDG&E
Electric sales (millions of kWhs)(1)	4,063	3,970	10,647	10,796
Direct Access and Community Choice Aggregation (millions of kWhs)	914	952	2,530	2,640
Total deliveries (millions of kWhs)(1)	4,977	4,922	13,177	13,436

Total electric customer meters (thousands)			1,480	1,468

Oncor(2)
Total deliveries (millions of kWhs)	39,084	40,834	100,542	102,462
Total electric customer meters (thousands)			3,744	3,673

Ecogas
Natural gas sales (Bcf)	—	—	2	2
Natural gas customer meters (thousands)			137	129

ENERGY-RELATED BUSINESSES
Power generated and sold
Sempra Mexico
Termoeléctrica de Mexicali (TdM) (millions of kWhs)	893	1,032	2,176	2,862
Wind and solar (millions of kWhs)(3)	432	419	1,304	1,109
(1)     Include intercompany sales.
(2)     Includes 100% of the electric deliveries and customer meters of Oncor Electric Delivery Company LLC (Oncor), in which we hold an indirect 80.25% interest through our investment in Oncor Electric Delivery Holdings Company LLC.
(3)     Includes 50% of the total power generated and sold at the Energía Sierra Juárez wind power generation facility, in which Sempra Energy has a 50% ownership interest.